Exhibit 4.8

Execution Version

TWENTY-FIRST SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of September 28, 2017, between Nielsen Holdings Luxembourg S.à r.l., a Luxembourg société à responsabilité limitée (the “Guaranteeing Subsidiary”), an affiliate of Nielsen Finance LLC, a Delaware limited liability company and Nielsen Finance Co., a Delaware corporation (the “Issuers”), and Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 2, 2012, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(i)the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately.  This is a guarantee of payment and not a guarantee of collection.

(b)The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

(d)This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h)The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i)Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Guarantee will not constitute a fraudulent transfer or conveyance, except as described in clause (n) below.

(j)This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary, ranking pari passu with any other future Senior Indebtedness of the Guaranteeing Subsidiary, if any.

(m)Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(n)Notwithstanding anything herein to the contrary, the aggregate amount payable by the Guaranteeing Subsidiary as a Guarantor under the Indenture shall, from time to time, be limited to an amount not exceeding at any time the greater of:

(A)

(i) the principal amount (if any) borrowed by the Guaranteeing Subsidiary or any of its Subsidiaries from another Subsidiary of Nielsen Holdings Plc and financed directly or indirectly from the proceeds of Notes; plus

(ii) ninety-five percent (95%) of the Guaranteeing Subsidiary’s “capitaux propres” (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”)) and its Intra-Group Liabilities (to the extent not yet accounted for above under (A) (i) and without double counting), as reflected in its last annual accounts (approved by a shareholders’ meeting) available on the date a payment is made under the Guarantee; and

(B)

(i) the principal amount (if any) borrowed by the Guaranteeing Subsidiary or any of its Subsidiaries from another Subsidiary of Nielsen Holdings Plc and financed directly or indirectly from the proceeds of Notes; plus

(ii) ninety-five percent (95%) of the Guaranteeing Subsidiary’s “capitaux propres” (as referred to in article 34 of the 2002 Law) and its Intra-Group Liabilities (to the extent not yet accounted for above under (B) (i) and without double counting), as reflected in its last annual accounts (approved by a shareholders’ meeting) available as at the date of this Supplemental Indenture

(it being understood that the foregoing limitations shall not apply to the obligations and liabilities of the Guaranteeing Subsidiary to the extent they relate to the obligations and liabilities under the Indenture of the Guaranteeing Subsidiary or any Subsidiary of the Guaranteeing Subsidiary).

The amounts due by the Guaranteeing Subsidiary under this Supplemental Indenture shall be reduced by any amount paid by the Guaranteeing Subsidiary under each of the following documents (the “Other Debt Documents”): (i) the Nineteenth Supplemental Indenture, (ii) the Seventeenth Supplemental Indenture, (iii) the Fifth Supplemental Indenture and (iv) the Joinder Agreement.

For the purpose of clause (n) of this Section 2:

“Fifth Supplemental Indenture” shall mean the fifth supplemental indenture dated as of September 28, 2017, between the Guaranteeing Subsidiary as guaranteeing subsidiary and Deutsche Bank Trust Company Americas as trustee, relating to the indenture dated as of January 31, 2017, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2025.

“Intra-Group Liabilities” shall mean any amounts owed by the Guaranteeing Subsidiary to any other member of the group to which the Guaranteeing Subsidiary belongs and that have not been financed from the proceeds of Notes.

“Joinder Agreement” shall mean the joinder agreement dated as of September 28, 2017, between the Guaranteeing Subsidiary and Citibank, N.A., as Administrative Agent and Collateral Agent, to the Fourth Amended and Restated Credit Agreement, dated as of April 22, 2014 among Nielsen Finance LLC, TNC (US) Holdings, Inc., Nielsen Holding and Finance B.V., the guarantors party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent.

“Nineteenth Supplemental Indenture” shall mean the nineteenth supplemental indenture dated as of September 28, 2017, between the Guaranteeing Subsidiary as guaranteeing subsidiary and Deutsche Bank Trust Company Americas as trustee, relating to the indenture dated as of September 27, 2013, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2021.

“Seventeenth Supplemental Indenture” shall mean the seventeenth supplemental indenture dated as of September 28, 2017, between the Guaranteeing Subsidiary as guaranteeing subsidiary and Delaware Trust Company as trustee, relating to the indenture dated as of April 11, 2014, as amended, modified or supplemented from time to time, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2022.

(o)Any obligation, guarantee or undertaking granted or assumed by the Guaranteeing Subsidiary pursuant to this Supplemental Indenture and the Other Debt Documents as a guaranteeing subsidiary shall be deemed not to be undertaken or incurred by the Guaranteeing Subsidiary to the extent that the same would constitute unlawful financial assistance within the meaning of any relevant jurisdiction (including without limitation, within the meaning of articles 49-6 and 168 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended) (the “Prohibition”) and the provisions of this Supplemental Indenture or the Other Debt Documents shall be construed accordingly.  For the avoidance of doubt it is expressly acknowledged that the Guaranteeing Subsidiary will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

(3)Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)Merger, Consolidation or Sale of All or Substantially All Assets.

(a)Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not an Issuer or Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)(A) the Guaranteeing Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B)the Successor Person, if other than the Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C)immediately after such transaction, no Default exists; and

(D)the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(ii)the transaction is made in compliance with Section 4.10 of the Indenture;

(b)Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee.  Notwithstanding the foregoing, the Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuers.

(5)Releases.  The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuers or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:

(1)(A)  any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of the Guaranteeing Subsidiary (including any sale, exchange or transfer), after which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary or all or substantially all the assets of the Guaranteeing Subsidiary which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(B)the release or discharge of the guarantee by the Guaranteeing Subsidiary of the Senior Credit Facilities or the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C)the proper designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary; or

(D)the Issuers exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2)the Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6)No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(7)Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8)Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(9)Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11)Subrogation.  The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

(12)Benefits Acknowledged.  The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13)Successors.  All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Nielsen HOLDINGS Luxembourg S.à r.l.

Société à responsabilité limitée
Registered office: 22 Rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg

in the process of being registered with the Luxembourg Register of Commerce and Companies

By:	/s/ William C. Bradley
Name:	William C. Bradley
Title:	Authorized Signatory

[Twenty-First Supplemental Indenture to 4.50% Senior Notes Indenture]

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

[Twenty-First Supplemental Indenture to 4.50% Senior Notes Indenture]